Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-158199-10

Equity-Linked Notes Linked to Target Corporation
Final Terms & Conditions
January 25, 2011

Issuer:	Credit Suisse, acting through its Nassau Branch

CUSIP:	22542D 746
Reference Shares:	Target Corporation (Bloomberg ticker: TGT)

Trade Date:	January 25, 2011
Issue Date:	February 1, 2011
Valuation Date:	July 25, 2011
Maturity Date:	July 27, 2011

Interest Rate:	7% per annum, 30/360 day count basis, approximately 3.25% -3.75% for the term of the security

Interest Payment Dates:	Interest will be paid monthly commencing on February 27, 2011 and ending on the Maturity Date, subject to the modified following business day convention

Record Date:	15 calendar days prior to the applicable Interest Payment Date

Aggregate Principal Amount:	$37,367,920
Aggregate Number of Units:	668,000
Greenshoe Amount:	$4,866,780

Principal Amount per Unit:	$55.94

Initial Share Price:	$55.94

Offering Price:	$ 55.94 per Unit of Notes

Redemption Amount:	The Redemption Amount per Unit payable on the Maturity Date is based on the performance of the Reference Shares:

If the Final Share Price is less than or equal to the Lower Put Strike Price, then Redemption Amount = Downside Participation × Lower Put Strike Price

If the Final Share Price is greater than the Lower Put Strike Price and less than the Upper Put Strike Price, then Redemption Amount = Downside Participation × Final Share Price

If the Final Price is greater than or equal to the Upper Put Strike Price and less than the Call Strike Price, then Redemption Amount = Principal Amount per Unit

If the Final Price is greater than or equal to the Call Strike Price, then Redemption Amount = Upside Participation × (Final Share Price - Call Strike Price) + Principal Amount per Unit

The Issuer has the option to elect for cash or physical delivery of the Redemption Amount at Maturity

Final Share Price:	The closing price of the Reference Shares on the Valuation Date

Lower Put Strike Price:	$ 47.549 (85% of the Initial Share Price)

Upper Put Strike Price:	$ 57.562 (102.9% of the Initial Share Price)

Call Strike Price:	$ 59.017 (105.5% of the Initial Share Price)

Downside Participation:	92.1817%

Upside Participation:	65%

Adjustment for Ordinary
Dividend:	The Final Share Price will be adjusted according to the below formula to reflect any ordinary dividend that is different (higher or lower) than the Base Dividend

Current Market Price / (Current Market Price - Amount of Ordinary Dividend per Share + Base Dividend)

Base Dividend:	From Issue Date to Valuation Date, $0.25/quarter per Share

Calculation Agent:	Credit Suisse International

Credit Suisse has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read this communication together with the Prospectus Supplement and Prospectus, each dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.